UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No. _______)

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☒ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2)

☐ Definitive Information Statement

Cybertel Capital Corp.
(Name of Registrant as Specified In Its Chapter)

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TABLE OF CONTENTS

INFORMATION STATEMENT

OUTSTANDING SHARES AND VOTING RIGHTS

AMENDMENTS TO THE ARTICLES OF INCORPORATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

CHANGE IN CONTROL ARRANGEMENTS

ADDITIONAL INFORMATION

Cybertel Capital Corp.
5520 Wellesley St., Suite 109
La Mesa, CA 91942

INFORMATION STATEMENT

This information statement pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and Regulation 14C and Schedule 14C thereunder (the “ Information Statement”) will be mailed on or about February 23, 2007 to the stockholders of record as of February 23, 2007
(the “ Record Date”) of Cybertel Capital Corp., a Nevada corporation, (the “ Company”) in connection with certain actions to be taken pursuant to the written consent of the stockholders of the Company holding a majority of the outstanding shares of common stock, dated as of February 7, 2007.

The actions to be taken pursuant to the written consent shall be taken on or after March 15, 2007, 20 days after the mailing of this information statement.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

By Order of the Board of Directors:

/s/ James A. Wheeler
James A. Wheeler
Chief Executive Officer

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

NOTICE OF ACTIONS TO BE TAKEN PURSUANT TO THE WRITTEN CONSENT OF STOCKHOLDERS HOLDING A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY IN LIEU OF A SPECIAL MEETING OF THE STOCKHOLDERS, DATED FEBRUARY 7, 2007

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the following action will be taken pursuant to the written consent of stockholders holding a majority of the outstanding shares of common stock dated February 7, 2007, in lieu of a special meeting of the stockholders. Such action will be taken on or about March 15, 2007:

The Articles of Incorporation will be amended to effect a One Thousand (1000) for One (1) reverse stock split, whereby each stockholder shall receive one share of common stock for every one thousand shares then owned.

In addition, the Company is hereby notifying you of the following actions which were taken previously and are hereby ratified:

On January 23, 2007, the Company amended its articles of incorporation to decrease the par value of its authorized shares of all classes of stock from $0.001 per share to $0.00001 per share.

OUTSTANDING SHARES AND VOTING RIGHTS

As of the Record Date, the Company's authorized capitalization consisted of 10,100,000,000, of which 10,000,000,000 are shares of common stock (“Common Stock”), and 100,000,000 are “blank-check” preferred shares (the “Preferred Stock”), with such rights and preferences as the board of directors, in their sole discretion, shall determine. _____________ shares of Common Stock are issued and outstanding as of the Record Date, as well as 191.63814 shares of Series A Convertible Preferred Shares, which have a 1000 to 1 conversion into Common Stock; 50,000,000 shares of Series B Voting Preferred Shares, which have 100 votes per share; and 500,000 shares of Series C Preferred Shares. Holders of Common Stock have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock.

Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders. However, because stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock have voted in favor of the foregoing proposals by resolution dated February 7, 2007; and having sufficient voting power to approve such proposals through their ownership of capital stock, no other stockholder consents will be solicited in connection with this Information Statement.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be adopted until a date at least 20 days after the date on which this Information Statement has been mailed to the stockholders. The Company anticipates that the actions contemplated herein will be effected on or after the close of business on March 15, 2007.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

  AMENDMENTS TO THE ARTICLES OF INCORPORATION

On February 7, 2007, the board of directors of the Company (the “Board of Directors”) and the stockholders of the Company holding a majority of the outstanding shares of common stock of the Company approved an amendment to the Articles of Incorporation:

to effect a One Thousand (1000) for One (1) reverse stock split, whereby each stockholder shall receive one share of Common Stock for every one thousand shares then owned.

The Reverse Stock Split

General

The Board of Directors and the stockholders of the Company holding a majority of the outstanding shares of common stock of the Company have approved an amendment to the Articles of Incorporation to effect a reverse stock split of the Company's Common Stock.

Background

The Company currently has 10,000,000,000 shares of Common Stock authorized, and approximately ______________ shares of Common Stock are outstanding as of the Record Date. The Board of Directors believes that the price of the Common Stock is too low to attract investors to buy the stock. In order to proportionally raise the per share price of the Common Stock by reducing the number of shares of the Common Stock outstanding, the Board of Directors believes that it is in the best interests of the Company's stockholders to implement a reverse stock split. In addition, the Board of Directors believes that the share price of the Common Stock is a factor in whether the Common Stock meets investing guidelines for certain institutional investors and investment funds. Finally, the Board of Directors believes that the Company's stockholders will benefit from relatively lower trading costs for a higher priced stock. The combination of lower transaction costs and increased interest from institutional investors and investment funds may ultimately improve the trading liquidity of the Common Stock. The Board of Directors is not implementing the reverse stock split in anticipation of any future transaction or series of transactions, including any “going private” transaction.

Material Effects of the Reverse Stock Split

The reverse stock split will be effected simultaneously for all of the Common Stock, and the ratio will be the same for all of the Common Stock. The reverse stock split will affect all of the Company's stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company, except to the extent that the reverse stock split results in fractional share ownership.

The principal effect of the reverse stock split will be to reduce the number of shares of the Common Stock issued and outstanding from approximately 1,808,837,732 shares as of the Record Date to approximately 1,808,838 shares.

In addition, the reverse stock split will increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

Effect on Fractional Stockholders

Stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, affected stockholders will have any remaining fractional shares rounded up to the nearest whole share. The Company currently has approximately 396 record holders of the Common Stock. The reverse stock split may have a material effect on the number of record holders of the Common Stock.

Effect on Registered and Beneficial Stockholders

Upon the reverse stock split, the Company intends to treat stockholders holding the Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding the Common Stock in “street name.” However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. Stockholders who hold their shares with such a bank, broker or other nominee and who have any questions in this regard are encouraged to contact their nominees.

Effect on Registered Certificated Shares

  Stockholders whose shares are held in certificate form will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender certificate(s) representing pre-reverse stock split shares to the transfer agent. No new shares will be issued until outstanding certificate(s) are surrendered, together with properly completed and executed letter of transmittal, to the transfer agent. Stockholders should not submit any certificate(s) until requested to do so.

Our transfer agent is Transfer Online, Inc., 367 S.W. Alder St., 2nd floor, Portland, OR 97204.

Procedure for Effecting Reverse Stock Split

The Company will promptly file an Amended Articles of Incorporation with the Secretary of State of the State of Nevada to amend its existing Articles of Incorporation. The reverse stock split will become effective on the date of filing the Amended and Restated Articles of Incorporation, which is referred to as the “Effective Date.” Beginning on the Effective Date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Amended and Restated Articles of Incorporation is set forth in Appendix A to this Information Statement. The text of the Amended Articles of Incorporation is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Nevada and as the Board of Directors deems necessary and advisable to effect the reverse stock split.

Certain Risk Factors Associated with the Reverse Stock Split

Implementation of the reverse stock split entails various risks and uncertainties, including but not limited to the following:

There can be no assurance that the market price per share of the Common Stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of shares of the Common Stock outstanding before the reverse stock split. Accordingly, the total market capitalization of the Company after the reverse stock split may be lower than the total market capitalization before the reverse stock split.

After the reverse stock split is effected, if the market price of the Common Stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split.

There can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the Common Stock may not necessarily improve.

The reduced number of shares that would be outstanding after the reverse stock split could adversely affect the liquidity of the Common Stock.

Authorized Shares

The reverse stock split will affect all issued and outstanding shares of the Common Stock. Upon the effectiveness of the reverse stock split, the number of authorized shares of the Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of the Common Stock issued and outstanding.

The Company currently has 10,000,000,000 shares of authorized Common Stock and 1,808,837,715 shares of Common Stock issued and outstanding as of the Record Date. Authorized but un-issued shares of Common Stock will be available for issuance, and the Company may issue such shares in the future. However, the Company has no current plans to issue any additional shares of common stock. If the Company issues additional shares of Common Stock, the ownership interest of holders of the Common Stock will be diluted.

The following table sets forth information regarding the Company's current and anticipated number of authorized shares and issued and outstanding shares of the Common Stock following implementation of the reverse stock split.

	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Reserved for Issuance	Number of Shares of Common Stock Available for Issuance
As of February 23, 2007:	10,000,000,000	1,808,837,715	8,191,162,285	8,191,162,285
After Reverse Stock Split at the Ratio of One
Thousand to One:	10,000,000,000	1,808,838	9,998,191,162	9,998,191,162

Accounting Matters

The reverse stock split will not affect the par value of the Common Stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to the Common Stock on the Company's balance sheet will be reduced proportionately based on the reverse stock split ratio of One thousand-for-One, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Common Stock will be restated because there will be fewer shares of the Common Stock outstanding.

Potential Anti-Takeover Effect

Although the increased proportion of un-issued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the reverse stock split proposal is not being undertaken in response to any effort of which the Board of Directors is aware to accumulate shares of the Common Stock or obtain control of Company. Other than the reverse stock split, the Board of Directors does not currently contemplate the adoption of any other amendments to the Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

No Appraisal Rights

Under the General Corporation Law of the State of Nevada, the Company's stockholders are not entitled to appraisal rights with respect to the reverse stock split, and the Company will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material federal income tax consequences of the proposed reverse stock split. This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities as of the date of this document, all of which are subject to change (possibly with retroactive effect). This discussion does not describe all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules (such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, foreign individuals and entities, and persons who acquired their Common Stock as compensation). In addition, this summary is limited to stockholders that hold their Common Stock as capital assets. This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

ACCORDINGLY, EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH A TAX ADVISER TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE REVERSE STOCK SPLIT.

We believe that the reverse stock-split will qualify as a "recapitalization" under Section 368(a)(1)(E) of the Code or as a stock-for-stock exchange under Section 1036(a) of the Code. As a result, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split will be the same as the stockholder's aggregate tax basis in the pre-reverse stock split shares exchanged therefore. The stockholder's holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

The tax treatment of each stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the tax consequences of the reverse stock split. Each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information, as of February 7, 2007, concerning shares of common stock of the Company, the only class of its securities that are issued and outstanding, held by (1) each stockholder known by the Company to own beneficially more than five percent of the common stock, (2) each director of the Company, (3) each executive officer of the Company, and (4) all directors and executive officers of the Company as a group:

Name and Address	Number of Shares Beneficially Owned	Percent of Class
James Wheeler (1)	50,000,000*	73.43%

All officers and directors as a group	50,000,000*	73.43%

Total Beneficially Owned	50,000,000*	73.43%

(1)	The person named is an officer, director, or both.

(2)	Consists of 50,000,000 Series B Preferred Shares, which have one hundred (100) votes per share.

CHANGE IN CONTROL ARRANGEMENTS

On March 17, 2006, Albert A. Gomez, M.D. and James A. Wheeler entered into a Stock Sale and Purchase Agreement, pursuant to which Dr. Gomez sold 50,000,000 shares of Cybertel's Series B Preferred Stock to Mr. Wheeler at a purchase price of $20,000.

Each share of Series B Preferred Stock entitles the holder to 100 votes per share. Accordingly, the sale and transfer of the 50,000,000 shares of the Series B Preferred Stock to Mr. Wheeler effectively transferred control of Cybertel to Mr. Wheeler.

In connection with this change in control, Dr. Gomez resigned as President and Chief Executive Officer of Cybertel. The board of directors appointed Mr. Wheeler as the new President and Chief Executive Officer, replacing Dr. Gomez. The board of directors also appointed Mr. Wheeler to fill one of the vacancies on the board of directors. Andrew Mercer and Reuben Gomez resigned as directors.

Thereafter, the board agreed to reduce the number of authorized directors, and concurrently therewith, Dr. Gomez and Richard D. Mangiarelli agreed to resign from the board of directors. The reduction in the number of authorized directors and the concurrent resignations of Dr. Gomez and Mr. Mangiarelli became effective 11 days after the transmittal of the information statement pursuant to Rule 14(f)1 of the Securities Exchange Act of 1934, as amended. The sale of the shares of Series B Preferred Stock was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(1) of the Securities Act (under the so-called "4(1 1/2) exemption" of the Securities Act).

There were no material relationships between the Registrant or its affiliates and any of the parties to the Stock Sale and Purchase Agreement, other than in respect of the Stock Sale and Purchase Agreement.

The remainder of this page has been intentionally left blank.

ADDITIONAL INFORMATION

The Company will provide upon request and without charge to each stockholder receiving this Information Statement a copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, including the financial statements and financial statement schedule information included therein, as filed with the Securities and Exchange Commission. The Annual Report is incorporated in this Information Statement. You are encouraged to review the Annual Report together with subsequent information filed by the Company with the Securities and Exchange Commission and other publicly available information. A copy of any public filing is also available, at no charge, by contacting our legal counsel, Gersten Savage, LLP, at 212-752-9700.

By Order of the Board of Directors,

/s/ James A. Wheeler
James A. Wheeler
Chairman of the Board

APPENDIX A

CERTIFICATE OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
CYBERTEL CAPITAL CORP.

Pursuant to the provisions of Sections 78.385 and 78.390 of the Nevada Revised Statutes, Cybertel Capital Corp., a Nevada profit corporation (the “Corporation”), adopts the following Certificate of Amendment to its Articles of Incorporation:

FIRST: Article VI, Section 1, is hereby further amended as follows:

“On March 15, 2007 (the “Effective Date”), the issued shares of the Company’s Common Stock, par value $0.00001 per share (the “Old Common Stock”), outstanding or held as treasury shares as of the open of business on the Effective Date, shall automatically and without any action on the part of the holders of the Old Common Stock be reverse split (the “Split”) on a one-for-1,000 basis so that 1,000 shares of the Old Common Stock shall be converted into and reconstituted as one share of Common Stock, par value $0.00001 per share (the “New Common Stock”). Any fractional shares shall be rounded up to the nearest share of the New Common Stock. ”

SECOND: The amendment was approved by the Stockholders of the Corporation. The number of votes cast for the amendment by the stockholders was sufficient for approval.

Dated: February____, 2007

By:	/s/
James A. Wheeler
Chief Executive Officer